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                                                                    Exhibit 99.2


                                [HOMESTORE LOGO]



             Q3 2003 INVESTOR CONFERENCE CALL OUTLINE AND TRANSCRIPT

I.    OPERATOR INTRODUCTION

      Good afternoon, my name is Laurie, and I will be your conference facilitator today. At this time, I would like to welcome everyone to Homestore's third quarter financial results conference call. All lines have been placed on mute, to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "*" and the number "1" on your telephone keypad. If you would like to withdraw your question, press the "#" key. Thank you.

      I will now turn the call over to Mr. Robert Carl, Vice President of Investor Relations and Corporate Communications. Mr. Carl, you may begin.

II.   INTRODUCTION (BY ROBERT CARL)

      Thank you operator and good afternoon and welcome to Homestore's third quarter financial results conference call. Earlier today we released our third quarter 2003 results and posted a copy of this release and accompanying detailed financial statements on our Web site at http://ir.homestore.com. Our Form 10-Q for the third quarter will be filed with the SEC by the end of the week, and, as usual, will also be available on our Web site.

      Today's conference call is scheduled to last approximately 45 minutes and is being broadcast online. The call will also be available for replay on our Web site at http://ir.homestore.com approximately two hours after we conclude. Homestore will also
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      be furnishing a transcript of the prepared remarks of this call and the results press release on Form 8-K to the SEC.

      On the call with me today are Mike Long, our chief executive officer, and Lew Belote, our chief financial officer. During the first part of the call, Mike will review the operational progress made in the third quarter. Then, Lew will present our financial results and discuss the impact of the recent CalSTRS settlement on our financial statements and the progress we've made since last quarter. After their remarks, we will open up the call for your questions for the time we have remaining.

      Before we begin, I'd like to remind you that the matters discussed today on this call contain certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve potential risks and uncertainties concerning Homestore's expected financial performance, as well as Homestore's strategic and operational plans. These potential risks and uncertainties include, among others, decreases or delays in advertising spending and market acceptance of new products and services. Additional factors are discussed in the company's annual and quarterly reports, including without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors," which are on file with the SEC and available on our Web site. All information discussed on this call is as of November 11, 2003, and Homestore undertakes no duty to update this information. Results projected on the call today may differ materially from actual results and should not be considered as an indication of future performance.
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      On this call we will also be discussing some non-GAAP financial measures in talking about the company's performance. Reconciliations of those measures to GAAP measures can be found in the results press release.

      With that, I'll turn the call over to our CEO, Mike Long. Mike?

III.  OVERVIEW (BY MIKE LONG)

      Thanks Rob, and good afternoon everyone. Thank you all for joining us.

      This past quarter was the first quarter, since we began the turnaround of Homestore without major distractions from legacy financial and legal issues. Having reached resolution on virtually all of these issues, we can now focus all of our attention to improving the operating performance of the business.

      As we've shared with you in past conversations, our turnaround strategy for Homestore required a dual investment strategy of resolving legacy financial and legal issues and investing in our future. Our investments in products, sales and customer service over the last seven quarters have been broad in scope and consumed substantial financial resources. Though our investment strategy has required significant parallel technical and marketing initiatives, I have been pleased with the execution of our project teams, operating frequently under less than ideal circumstances. The outcomes of these investments should generate benefits in coming quarters for Homestore, our customers and our shareholders.
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      The third quarter represents the first time since we began the turnaround that we generated revenue growth in each of our three segments - Media, Software and Print, after excluding the impact of related-party revenue. This revenue growth, while modest, allowed us to generate operating income in the Media and Print segments for the quarter, with our Software segment further narrowing its operating loss. We also ended the quarter with more cash than anticipated in our last earnings call, although as we will discuss in a moment, a portion of the improvement was related to deferrals in spending. These results provide early evidence that our investment and re-positioning efforts are starting to gain traction.

      MEDIA SEGMENT

      In our Media segment, we operate the most visited Web sites for existing homes, new homes and apartments. Our Realtor.com site remains consumers' top online real estate destination, and our Homebuilder.com and Apartments & Rentals sites remain category traffic leaders. This past quarter, the Homestore network saw increases in unique users and a dramatic increase in user minutes spent online - up nearly 30% over the same quarter of 2002. That amounts to just over one billion minutes online in one quarter. Consumers are finding the experience on our Web sites to be extremely useful. Our challenge is to better monetize this traffic.

      With the increasing adoption of the Internet generally, and our sites in particular, the primary revenue driver for our media segment is the growing recognition by real estate professionals of its importance as a powerful, cost-effective marketing and promotional medium. Each of the investments we have made in product development, distribution, sales
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      and customer service has been undertaken with an eye to making our sites the primary online marketing venue for Realtors, homebuilders and apartment managers.

      While it is still too early to make bold and definitive statements regarding these investments, we have some strong early indications that we are on the right path. Let me share some experiences from our Realtor.com activities, where we have already implemented major improvements.

      As you may know, our Realtor.com site enables Realtors, brokers and franchises to promote themselves and their listings to consumers. Two years ago, a significant majority of the revenue associated with Realtor.com was derived from the sale of templated Web sites, to individual agents, and through numerous, low-priced bulk transactions. These Web sites created an initial online presence for many Realtors and were priced as "one size fits all." But these Web sites did not allow us to capture the value associated with our large and growing consumer audience. This disconnect is the key to the unbundling strategy we shared with you over a year ago. Since the launch of the new Realtor.com, and the associated media-based elements in late April, the impact has been quite significant, although our reported results have masked the genuine success we have had in repositioning our business.

      By the end of this year, we estimate that less than 20% of the revenue associated with Realtor.com will be directly related to templated Web sites. Instead, most of the revenue will be tied to the enhancements of listings - priced according to the number of listings and the distribution of those listings - along with promotional positions on the site such as Featured Homes. For example, Featured Home product revenue has more than doubled
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      over the past 18 months. And, in the last month, we have added two very important new promotional opportunities, Featured Agent and Featured Company. These new products allow agents and brokers to significantly increase their exposure to consumers in a very particular geographic market. As such, they represent a breakthrough in local marketing solutions and a helpful tool at a time when the enactment of the national Do Not Call registry has many professionals re-thinking their marketing tactics. At last weekend's National Association of Realtors annual convention in San Francisco, these new display-advertising products were very well received. When the final results are in from that show (which ended yesterday) we will have generated more business at this year's show than we have in the three previous NAR conventions combined.

      We have also made significant changes on the expense side of the business. Over the past several quarters, we have notified the Multiple Listing Services that provide us with listing content that we will no longer be compensating them for the right to display the listings. As the existing agreements expire, over terms ranging from one to three years, we will be able to eliminate a significant expense. The elimination of this long-standing policy of paying for listing content is not without controversy, but we are confident that the value we provide agents and brokers for freely distributing their basic listings will ensure continued access to the listings information.

      Our Media segment also encompasses our new home and apartment activities, as well as our national ad sales efforts that seek to monetize our traffic through relationships with companies such as AT&T Wireless, Direct TV and Progressive Insurance, among others.
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      Realtor.com, so far, has been the major beneficiary of our investment program to retool our marketing offerings. Looking forward, our Homebuilder.com site will receive two significant enhancements, timed to coincide with the annual International Builders Show in late January. First, we will be launching a new search engine, enabling consumers to more precisely target their new home searches. Second, we will be adding an Integrated Voice Response, or IVR system, similar to the one we offer on our apartments site. This feature allows better routing and tracking of consumer phone calls to our builder customers that were originated as a result of consumer activity on our site. Our customers will see a significant increase in activity as the IVR system complements consumers using email to request more information.

      In our apartments business, we will be re-launching and rebranding our site as RentNet.com prior to the end of the year. This is a return to a well-known and highly regarded apartment industry brand. The online apartments category is quite competitive, with major offline players in the space, as well as numerous single market locator services. And unlike the robust existing and new home sectors, the multi-family industry is suffering from very difficult market conditions. To date, our response has been to secure the largest possible distribution for our customers through partners such as AOL, MSN and Yahoo! Our attention is now focused on enhancing our solutions. Near-term development activities for RentNet include: first, integrating our visitor registration tools directly with our customers' leasing departments; second, enhancing the search functionality to improve the quality and relevance of the search results; third, integration of geo-targeted display advertising for event promotion; and, though not visible to consumers, fourth, completely rebuilding the underlying application layer and content to make it easier to update and maintain.
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      Finally, our National Advertising Services business has benefited from the successful resolution of our legacy issues and the surrounding negative publicity. This business pursues out-of-category advertisers interested in getting their message to our large, highly targeted audience of home-seekers. Our improving reputation, combined with a general upward trend in online spending by national advertisers, allowed us to add major new consumer brand advertisers to our customer list during the quarter. Such household names as Ford, Honda, and Home Depot were among the new advertisers signed during the third quarter. As quality advertisers such as these begin to see the benefit of our highly targeted audiences, we anticipate further improvement from this business.

      The early results of the re-positioning of our media segment are very encouraging. Overall, the Media segment appears poised for growth and improvements in profitability.

      SOFTWARE SEGMENT

      Our Software segment generated modest revenue growth and a reduced operating loss during the quarter. Over the past several quarters, this segment has achieved a number of significant milestones including the completion of a very large development project for Cendant and our new ASP version of the popular Top Producer CRM product line.

      The conversion of our market leading Top Producer product from a fixed price, upfront software sale to an ASP model with a smaller, but monthly, recurring usage fee has resulted in the same revenue recognition challenges that other software companies have faced in
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      successfully making this transition. In the short term it is painful. In the long term, you are glad you did it.

      The ASP migration at Top Producer reaches its one-year anniversary during the fourth quarter, so subsequent periods will provide more comparable operating results. To date, we have been pleased with the customer acceptance of our ASP solution and we have continued to generate higher sales of the desktop version than anticipated. With the addition of a number of planned product enhancements, like the remote synchronization capabilities we will add this quarter, we believe this business will continue to be the leading CRM in the Realtor industry. The growth in revenues associated with these products will be key to our improved profitability in this segment.

      PRINT SEGMENT

      Next, let me review our progress in the Print Segment with you. Our Welcome Wagon business enables local merchants and national advertisers to reach new movers, typically within a month of a move. We continue to see an important opportunity in better integrating our pre-mover media business with the Welcome Wagon activities that reach millions of recent movers. And we are encouraged by the return to profitability of this segment in the third quarter, on seasonally higher revenue and better cost controls. The drivers for improving our Print segment results include better execution of our existing new mover gift program and introduction of new product marketing solutions such as our "Pinpoint" mailing product, which is a program that enables advertisers to reach consumers more quickly and more flexibly.
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      In the third quarter, our focus on these drivers produced excellent results. We added personnel to our sales team in key local markets and we focused them on re-capturing advertising spending by local merchants whose confidence in the economy began to improve. Additionally, we added several hundred new small business customers with the new "Pinpoint" mailing product. We also entered into an agreement with the Las Vegas MLS to introduce a next generation product, featuring both local merchant and Realtor messaging. This is the first significant "proof of concept" on the integration of our local merchant and Realtor activities. This program will allow us to deliver new mover gift packages with local merchant information and offers customized by individual Realtors. It is also an opportunity for Realtors to extend their relationships with homebuyers to the post move period, which is frequently a source of much desired word-of-mouth introductions, creating prospecting communities for Realtors seeking home sellers and buyers.

      Our home plans publishing business has been performing steadily over the past three quarters. We have increased the distribution of our home plans magazines through partnerships with major retailers such as Home Depot, Lowes, Walmart and Barnes & Noble. Taken together with our steadily growing online home plans audience, we believe our Print segment is positioned for additional revenue and profit growth.

      In summary, the legacy financial and legal issues we have been managing since early 2002 are largely behind us. We have seen encouraging progress in each of our segments. As we look at Homestore as a whole, we are pleased with our first sequential revenue growth for each of the three segments.
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      We believe that the initiatives we have underway will contribute to the performance improvement necessary for us to reach our financial goal of achieving GAAP profitability during 2004.

      I will now turn the call over to Lew Belote, our chief financial officer, for a more detailed discussion of our operating statements and any guidance regarding Quarter 4. Lew?
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IV.   FINANCIAL STATEMENT HIGHLIGHTS (BY LEW BELOTE)

      INTRODUCTION

      Thanks Mike. Good afternoon everyone. I will cover some of the more significant financial items contained in the release we issued earlier this afternoon. As in prior quarters, I will discuss certain items in our statement of operations, our balance sheet and our cash flows.

      As we have disclosed in prior quarters, we continue to experience many one-time and non-recurring items, especially in the expense lines. Therefore Homestore's reported results may not be representative of ongoing operations. Again this quarter, I would like to remind you that Homestore has experienced substantial changes to its business in the past year and a half, so it is difficult to compare our third quarter results to the same period in 2002. Accordingly, we will continue to focus on our sequential quarterly performance. We have also provided a "cash operating results" comparison, which is one of the ways management evaluates and monitors the business.

      RESULTS OF OPERATIONS

      Starting with the statement of operations, revenue increased by approximately $1.2 million, or 2.2%, compared to last quarter. We reported related party revenue of $1.3 million in the quarter, which was $200,000 lower than the prior quarter. We expect the existing deferred revenue from related party to be recognized for another two years at the rate of approximately $1 million a quarter. Our revenue from individual agents and brokers affiliated with Cendant through franchise arrangements has not, and will not in the future,
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      appear as related party revenue because Cendant does not control the individual buying decisions.

      Our gross profit margin was stable for the fifth consecutive quarter at 72 percent, demonstrating our ability to continue to manage and control product related costs. The anticipated reductions in MLS royalty payments that Mike mentioned should start to improve our gross margin beginning in the first quarter of 2004.

      Our cash operating costs in the third quarter were reduced by approximately $1.6 million compared to the second quarter. This savings is primarily due to a reduction in G&A expenses.

      Going forward, we believe that our sales and marketing costs will stabilize as a percentage of sales during the remainder of 2003, and the ratio should decline in 2004. Beginning in the third quarter, our traffic acquisition costs were substantially fixed and will decline as a percentage of revenue with any future revenue increase. As we have stated in previous quarters, we continue to challenge our operating expenses.

      A significant item in our operating results this quarter is a non-recurring, non-cash impairment charge of $15.7 million. SFAS 142 and 144 require that we perform an annual review of the values of our long-lived assets, unless there is a "triggering event" that comes to our attention. This quarter, we determined that some of our businesses, principally our Apartments & Rentals business, were not performing up to the expectations we developed when we reviewed these values at the end of 2002. Based on current expectations of future
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      performance, we determined a charge was necessary. We will still be required to perform our annual review in the fourth quarter under the accounting standards, but we would not expect a material charge as a result of that review.

      I would like to now take a few minutes to review the segment-by-segment financial performance.

      Our Media Services segment had slight growth in its core revenue for the second consecutive quarter. The segment is now operating on a profitable basis. The gain in operating profit for the quarter relates largely to overall reductions in general and administrative costs.

      In Software, we achieved moderate revenue growth for the second consecutive quarter and continued to manage our cost structure. The initiatives currently underway should position this segment for continued improvement in operating income.

      In our Print segment, the revenue increase of $1.2 million, or 10.2%, coupled with a concerted effort to reduce operating expenses during the quarter, allowed us to show a slight operating profit. While the fourth quarter revenue will likely be below the third quarter's levels due to the seasonal reduction in the number of movers, the changes we have made to this business support our belief that this operating segment will be able generate operating income in the future.
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      Finally, our corporate costs, excluding non-recurring charges, were up slightly from last quarter by $700,000, or 4.6 %. This was the first increase in five quarters and was largely due to additional costs related to our legacy legal issues. We expect to reduce these costs in future quarters.

      BALANCE SHEET

      Turning to the Balance Sheet, Homestore's cash and short-term investments balance at September 30, 2003 was $52.9 million. This compares to a cash balance of $55.7 million at the end of last quarter. You will see $21 million of our cash balance classified as short-term investments on the balance sheet. This is strictly a function of the form of instruments we have used this quarter. None of our investments had a maturity longer than 30 days at September 30.

      After giving effect to the $10 million payment related to the class action settlement that was made on October 15th, the cash balance of $42.9 million was above the projection we gave during our last call. The cash balance improvement was positively influenced by the exercise of stock options in the quarter, improved collection of receivables in our media and print businesses, and a delay in certain capital expenditures to future quarters.

      Turning to the liability side of the Balance Sheet, we have approximately $120.8 million in current liabilities, excluding deferred revenue. Of this amount, $50.6 million represents the value of the stock offered as part of the class action settlement. That amount will not require cash and will increase our paid-in capital and our shareholders' equity when we issue the 20 million new shares upon final judicial approval next year.
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      One other comment I would like to make on the balance sheet pertains to our deferred revenue. Since a majority of deferred revenue relates to Realtor.com, the amount of deferred revenue at the end of a quarter tracks the combined impact of renewals and new sales fairly closely.

      Even though deferred revenue declined overall in the third quarter, our deferred revenue for both Realtor.com and Top Producer increased. That increase was offset by both a seasonal reduction in Welcome Wagon's deferred revenue and the impact of a portion of the impairment charge.

      Looking ahead, we expect our cash balance, as we exit the year, to be in the $35 to $40 million range, before taking into account the remaining $3 million associated with the class action settlement. We continue to believe that our projected cash position will be sufficient to fund our current initiatives and to operate the business going forward.

      With the primary external issues resolved, our focus is squarely on generating quality, recurring revenue growth and reducing costs not necessary to support the revenue growth we are pursuing. Since the majority of our revenue is earned and recognized over twelve-month contracts, improvements in pricing and volume will continue to take time to make their way into our income statement.
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      STATEMENT OF CASH FLOWS

      Regarding the Statement of Cash Flows, as projected in our Q2 call, Homestore used less cash in the third quarter than we did in the second quarter. Uses of cash totaling $3.0 million in the quarter were as follows:

      -     $4.8 million in cash operating losses

      -     $1.4 million in capital expenditures

      -     $1.3 million in payment of previous restructuring charges, offset by

      -     $2.5 million change in working capital, and

      -     $2.0 million in proceeds from the exercise of stock options.

      Now I'll turn the call back over to Mike for concluding comments. Mike?

V.    WRAP UP COMMENTS (BY MIKE LONG)

      Thanks, Lew.

      While we are encouraged by recent revenue trends, we will remain extremely vigilant about our cost structure. We are committed to continuous review and adjustment of our cost structure to maximize the use of our cash resources and accelerate our profitability goals.

      In closing, let me just say that I appreciate how our employees have responded to the challenges we have faced over the last seven quarters. We have asked them to be relentless in their determination to drive internal improvements in the company to secure a renewed path to growth and profitability while not being unduly distracted by major corporate
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      threats from legacy financial and legal issues. The team has made remarkable progress together over the last twenty-one months. As I shared with the employees at a company-wide meeting a number of weeks ago, two of the keys for us to achieve our financial and operational goals are, first, our ability to adjust to the dynamic changes in our marketplace and second, to be diligent in executing the strategies that are focused on exceeding customer expectations. I believe that our team is fully committed and capable of leading us to profitable growth. We look forward to talking with you again after our year-end. On behalf of everyone at Homestore, thank you for your time and your interest in our progress.

VI.   TRANSITION IN TO Q&A (BY ROB CARL)

      Thanks, Mike. With that now, we will open up the lines and will be happy to take your questions in the time remaining. Operator, you may open up the lines.

                         [Q&A TRANSCRIPT NOT INCLUDED.]

VII.  TRANSITION OUT OF Q&A (BY ROB CARL)

      Well, with that, I think we'll conclude our call today. We want to thank everyone again for your time and your interest in Homestore, and we look forward to talking with you again on our next conference call. Have a good day.

VIII. OPERATOR CLOSING

      That concludes today's Homestore Third Quarter Financial Results Conference Call. You may now disconnect.